HomeStreet, Inc. Reports Third Quarter 2014 Results
Net Income of $5.0 Million, or $0.33 per Diluted Share
Announced Merger Agreement with Simplicity Bancorp
SEATTLE – October 27, 2014 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced net income of $5.0 million, or $0.33 per diluted share, for the third quarter of 2014, compared to net income of $9.4 million, or $0.63 per share, for the second quarter of 2014 and net income of $1.7 million, or $0.11 per share, for the third quarter of 2013.
On September 29, 2014, HomeStreet announced plans to merge with Simplicity Bancorp, Inc., a Maryland corporation and savings and loan holding company headquartered in Covina, California. HomeStreet will be the surviving company in the merger. Immediately following the merger, Simplicity Bank, a federally chartered savings bank institution, will merge with HomeStreet Bank. The transaction, structured as a stock-for-stock merger, is expected to have a total value of approximately $128.0 million as of the announcement date. On a pro forma basis, the combined company will have approximately $4.11 billion in assets, total deposits of approximately $3.07 billion and total loans of approximately $3.07 billion as of June 30, 2014. At the time of the anticipated closing, the combined company is expected to have a network of more than 100 retail deposit branches and stand-alone lending centers in six states. Upon completion of the merger, the resulting bank will operate under the HomeStreet Bank name and brand. The transaction is expected to be completed in the first quarter of 2015, after obtaining certain approvals of the shareholders of each company and the necessary regulatory approvals.

•	Consolidated results:

◦	Net income was $5.4 million(1), or $0.36(1) per diluted share, for the third quarter of 2014, excluding acquisition-related expenses of $722 thousand.

◦	Tangible book value increased to $18.86 per share as of September 30, 2014 compared to $18.42 per share at June 30, 2014.

◦	Year-to-date return on average tangible equity is 8.22%.

◦	Net interest income was $25.3 million in the third quarter of 2014 compared to $23.1 million in the second quarter of 2014, resulting from 8.4% growth in average interest-earning assets.

◦	Net interest margin of 3.50% compared to 3.48% in the second quarter of 2014 and 3.41% in the third quarter of 2013.

◦
Deposit balances of $2.43 billion increased 15.6% from the third quarter of 2013. Transaction and savings deposits increased 24.7% and noninterest-bearing checking and savings deposits grew 102% during the same period.

•	Segment results:

◦	Commercial and Consumer Banking

▪	Commercial and Consumer Banking segment net income was $4.0 million(1) for the quarter, excluding acquisition-related expenses.

▪	We opened two de novo retail deposit branches in the Seattle area during the quarter.

▪
Transaction and savings deposits increased to $1.77 billion, up 2.8% from $1.72 billion at June 30, 2014. Noninterest-bearing deposits increased to $271.7 million, or 11.2% of total deposits, up from $235.8 million, or 9.8% of total deposits at June 30, 2014.

▪
Loans held for investment increased 8.4% to $1.96 billion from $1.81 billion at June 30, 2014. New loan commitments totaled $324.0 million in the quarter, up 19.0% from $272.2 million at June 30, 2014.

▪	Nonperforming assets and classified assets ended the quarter at 0.87% and 1.09% of total assets, respectively, down from 1.00% and 1.24% of total assets at June 30, 2014.
◦Mortgage Banking

▪	Mortgage Banking segment net income was $1.4 million for the quarter.

▪	We opened a net of five home loan centers in Washington, California, Idaho and Hawaii during the quarter.

▪	Single family mortgage interest rate lock commitments were $1.17 billion, down 2.8% from the second quarter of 2014 and up 48.5% from the third quarter of 2013.

▪	Single family mortgage closed loan volume was $1.29 billion, up 17.6% from the second quarter of 2014 and up 9.1% from the third quarter of 2013.

▪	The portfolio of single family loans serviced for others increased to $10.59 billion at quarter-end, up 7.1% from $9.90 billion at June 30, 2014.

(1)	Net of acquisition-related expenses as explained on page 6.

“In the quarter, we took important steps in executing our strategy to grow our business and diversify earnings,” said HomeStreet President and CEO Mark K. Mason. “We are pleased with the strong growth of over 8% in interest-earning assets in the quarter. Loan commitments were up 19% from the prior quarter, making this our strongest quarter to date. All lending groups contributed to this growth, particularly commercial real estate and residential construction. Additionally, single family mortgage closed loan volume was up almost 18% over the second quarter, despite current challenges in the industry.

“In the quarter, we announced our plans to acquire Simplicity Bancorp, a seven-branch, $879 million asset retail bank in Southern California. We believe this acquisition will give us a strong consumer foothold in one of the largest markets in the nation and will provide us with a solid foundation on which we hope to build a regional commercial banking franchise to complement our growing mortgage banking business.”

Consolidated Results of Operations
Net Interest Income
Net interest income in the third quarter of 2014 was $25.3 million, up $2.2 million, or 9.3%, from the second quarter of 2014 and up $4.9 million, or 24.0%, from the third quarter of 2013 as a result of the growth in the Company's average interest-earning assets. In the third quarter of 2014, net interest margin, on a tax equivalent basis, was 3.50% compared to 3.48% in the second quarter of 2014 and 3.41% in the third quarter of 2013.
Total average interest-earning assets in the third quarter of 2014 increased $229.2 million, or 8.4%, from the second quarter of 2014 due to higher average balances of loans and investment securities. Average interest-earning assets increased $478.5 million, or 19.3%, from the third quarter of 2013, primarily as a result of growth in loans held for investment, both from originations and from acquisitions. Total average interest-bearing deposit balances increased from the third quarter of 2013 primarily due to growth in transaction and savings deposits.
Noninterest Income
Noninterest income in the third quarter of 2014 was $45.8 million, down $7.8 million, or 14.6%, from $53.7 million in the second quarter of 2014 and up $7.6 million, or 20.0%, from $38.2 million in the third quarter of 2013. The decrease from the prior quarter was primarily due to a $4.2 million decrease in net gain on mortgage origination and sale activities driven by second quarter 2014 pre-tax gain of $3.9 million from the sale of mortgage loans previously transferred out of the held for investment portfolio, and a $4.0 million decrease in mortgage servicing income driven by a second quarter 2014 pre-tax income of $4.7 million related to the sale of single family MSRs.
The increase in noninterest income from the third quarter of 2013 was primarily the result of a $4.2 million, or 12.4%, increase in net gain on mortgage origination and sale activities due mostly to increased interest rate lock volumes, and a $2.1 million increase in mortgage servicing income.
Noninterest Expense
Noninterest expense for the third quarter of 2014 was $64.2 million compared with $63.0 million for the second quarter of 2014 and $58.1 million in the third quarter of 2013. Excluding acquisition-related expenses, noninterest expense for the third quarter of 2014 was $63.4 million(1), compared to $62.4 million(1) for the second quarter of 2014. The increase of $1.1 million, or 1.7%, from the second quarter of 2014 was primarily due to increased salaries and related costs due to increased headcount and higher commissions as a result of a 17.6% increase in mortgage closed loan volume. The increase from the third quarter of 2013 was primarily due to increased salary and related costs and other expenses related to acquisitions and organic growth. At September 30, 2014, we had 1,598 full-time equivalent employees, a 3.4% increase from 1,546 employees at June 30, 2014, and a 12.1% increase from 1,426 employees at September 30, 2013. During the 12-month period ending September 30, 2014, the Company added 19 home loan centers and 10 retail deposit branches to bring our total home loan centers to 55 and our total retail deposit branches to 33.
Income Taxes
The Company's income tax expense was $2.0 million inclusive of discrete items, representing an income tax rate of 28.6% for the third quarter of 2014. The Company’s year to date effective tax rate, inclusive of discrete items, is 29.6% as of the end of the third quarter. Our third quarter effective income tax rate differed from the Federal statutory rate of 35% due to the benefit of tax-exempt interest income, the benefit of low income housing tax credits, and the impact of updated state income tax calculations for Oregon, Hawaii, California, and Idaho.

Business Segments
Commercial and Consumer Banking Segment
Net income for the Commercial and Consumer Banking segment in the third quarter of 2014 was $3.5 million, compared to $3.8 million in the second quarter of 2014. Net income, adjusted for acquisition-related expenses, decreased $144 thousand, or 3.5%, to $4.0 million(1) in the third quarter of 2014, compared to net income of $4.1 million(1) in the second quarter of 2014. Results for the second quarter of 2014 included a $3.9 million pre-tax net gain on mortgage loan origination and sale activities related to the sale of mortgage loans previously transferred out of the held for investment portfolio.
Commercial and Consumer Banking segment net income, adjusted for acquisition-related expenses, decreased $1.2 million from net income of $5.2 million(1) in the third quarter of 2013, primarily due to the third quarter of 2013 release of $1.5 million of reserve for loan losses. No changes were made to the reserve in the third quarter of 2014. Also contributing to the decrease in net income compared to the third quarter of 2013 was higher salary and related costs and other expenses related to acquisitions and organic growth.
Loans Held for Investment
Loans held for investment, net, were $1.96 billion at September 30, 2014, an increase of $151.9 million, or 8.4%, from June 30, 2014 and an increase of $92.9 million, or 5.0%, from December 31, 2013. New loan commitments in the quarter totaled $324.0 million and originations totaled $194.5 million in the quarter.
Asset Quality
Nonperforming assets were $30.4 million, or 0.87% of total assets at September 30, 2014, compared to $32.3 million, or 1.00% of total assets at June 30, 2014. Classified assets of $38.0 million, or 1.09% of total assets at September 30, 2014, decreased by $2.2 million, or 5.4%, from $40.2 million, or 1.24% of total assets, at June 30, 2014.
Nonaccrual loans of $19.9 million, or 1.00% of total loans at September 30, 2014, decreased from $21.2 million, or 1.16% of total loans at June 30, 2014. Other real estate owned ("OREO") balances were $10.5 million at September 30, 2014, a decrease of $605 thousand, or 5.5%, from $11.1 million at June 30, 2014. Delinquent loans of $65.3 million, or 3.28% of total loans at September 30, 2014, decreased from $70.4 million, or 3.83% of total loans at June 30, 2014. Excluding Federal Housing Authority ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans, delinquent loans were $24.5 million, or 1.29% of total non-FHA/VA loans at September 30, 2014, compared to $27.7 million, or 1.58% of total non-FHA/VA loans at June 30, 2014. Included in nonaccrual loans at September 30, 2014 and June 30, 2014 are $6.3 million and $6.5 million, respectively, of loans that are guaranteed by the Small Business Administration ("SBA").
The allowance for credit losses was $22.1 million at September 30, 2014 compared to $22.2 million at June 30, 2014. The allowance for loan losses as a percentage of loans held for investment was 1.10% at September 30, 2014 compared to 1.19% at June 30, 2014. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 1.18% at September 30, 2014, compared to 1.31% at June 30, 2014. In recognition of our improving credit trends and lower charge-offs, we recorded no provision in the second and third quarters of 2014, compared to a release of $1.5 million of reserves in the third quarter of 2013. Net charge-offs in the third quarter of 2014 totaled $57 thousand, down from net charge-offs of $149 thousand in the second quarter of 2014 and $1.5 million in the third quarter of 2013.
Deposits
Deposit balances were $2.43 billion at September 30, 2014 compared to $2.42 billion at June 30, 2014 and $2.10 billion at September 30, 2013. Transaction and savings deposits increased $48.7 million, or 2.8%, from June 30, 2014, while certificates of deposit decreased $90.4 million, or 19.8%, from the prior quarter.

Mortgage Banking Segment
Net income for the Mortgage Banking segment was $1.4 million in the third quarter of 2014 compared to net income of $5.6 million in the second quarter of 2014 and a net loss of $3.2 million in the third quarter of 2013. The $4.2 million decrease from the second quarter of 2014 was primarily due to the second quarter 2014 sale of single family MSRs at the end of the second quarter of 2014, which resulted in pre-tax income of $4.7 million, and higher commission expense resulting from increased closed loan volume in the third quarter of 2014. The $4.6 million increase in earnings from the third quarter of 2013 primarily resulted from higher noninterest income due to a 48.5% increase in interest rate lock commitments.
Mortgage Origination for Sale
Single family mortgage interest rate lock commitments, net of estimated fallout, totaled $1.17 billion in the third quarter of 2014, a decrease of $34.0 million, or 2.8%, from $1.20 billion in the second quarter of 2014 and up $381.5 million, or 48.5%, from $786.1 million in the third quarter of 2013. The decrease in interest rate lock commitments from the second quarter of 2014 was mostly the result of seasonality partially offset by growth in mortgage production personnel. The increase from the third quarter of 2013 primarily reflected increased loan volume from the expansion of our mortgage production offices and a 26.8% increase in mortgage production personnel year over year.
Single family closed loan volume designated for sale was $1.29 billion in the third quarter of 2014, up $194.2 million, or 17.6%, from $1.10 billion in the second quarter of 2014 and up $107.8 million, or 9.1%, from $1.19 billion in the third quarter of 2013. At September 30, 2014, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $974.0 million, compared to $953.4 million at June 30, 2014 and $631.1 million at September 30, 2013.
Net gain on single family mortgage loan origination and sale activities in the third quarter of 2014 was $36.8 million compared to $37.0 million in the second quarter of 2014 and $31.4 million in the third quarter of 2013.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, the Company analyzes the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the third quarter of 2014 was 316 basis points, down from 321 basis points in the second quarter of 2014.
Mortgage Servicing
Single family mortgage servicing income of $5.3 million in the third quarter of 2014 decreased $4.3 million, or 44.9%, from the second quarter of 2014 and increased $1.6 million, or 44.8%, from the third quarter of 2013. Included in servicing income for the second quarter of 2014 is $4.7 million of pre-tax income recognized from the sale of single family MSRs. The increase compared to the third quarter of 2013 was due to improved risk management results.
Single family mortgage servicing fees collected in the third quarter of 2014 decreased $1.0 million, or 11.4%, from the second quarter of 2014 and decreased $84 thousand, or 1.0%, from the third quarter of 2013, primarily due to lower balances in our loans serviced for others portfolio as a result of the June 30, 2014 sale of single family MSRs. The portfolio of single family loans serviced for others increased to $10.59 billion at September 30, 2014 from $9.90 billion at June 30, 2014, compared to $11.29 billion at September 30, 2013.
Noninterest Expense
Mortgage Banking segment noninterest expense of $45.2 million increased $2.7 million, or 6.3%, from the second quarter of 2014. This increase was primarily attributable to increased commission and incentive expense as closed loan volumes increased by 17.6% from the second quarter of 2014 resulting from our growth and expansion into new markets.

Capital
Regulatory capital ratios for the Bank were as follows:

	Sept. 30, 2014*	Dec. 31, 2013	Sept. 30, 2013	Well-capitalized ratios

Tier 1 leverage capital (to average assets)	9.63%	9.96%	10.85%	5.00%
Tier 1 risk-based capital (to risk-weighted assets)	13.03%	14.12%	17.19%	6.00%
Total risk-based capital (to risk-weighted assets)	13.95%	15.28%	18.44%	10.00%

*	Regulatory capital ratios at September 30, 2014 are preliminary.

(1)
The press release contains certain non-GAAP financial disclosures for consolidated net income excluding acquisition-related expenses, diluted earnings per share, excluding acquisition-related expenses, and Commercial and Consumer Banking segment net income, excluding acquisition-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 28 of this earnings release.

Conference Call
HomeStreet, Inc. will conduct a quarterly earnings conference call on Tuesday, October 28, 2014 at 1:00 p.m. EDT. The Company will discuss third quarter 2014 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10051939 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EDT. A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10051939.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank.  HomeStreet offers consumer, commercial, and private banking services and investment and insurance products in Washington, Oregon, and Hawaii, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States.  For more information, visit http://ir.homestreet.com. Information contained in or linked from our website is not incorporated into, and does not form a part of, this release.
Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.

Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to expand our banking operations geographically and across market sectors, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. Closing of the acquisition discussed in this press release will be contingent on meeting certain conditions, including the receipt of regulatory approvals and certain shareholder approvals from the shareholders of each entity. Such transaction may be delayed in closing, may require significant management attention, and may fall short of anticipated size and value. We may not immediately realize the benefits expected from our anticipated acquisition or our recently completed bank and branch acquisitions, and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business and legislative or regulatory actions or reform (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act). A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.
Information contained herein, other than information at December 31, 2013 and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2013, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

Source: HomeStreet, Inc.

Contact:	Investor Relations & Media:
HomeStreet, Inc.
Terri Silver, 206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013

Income statement data (for the period ended):
Net interest income	$25,308	$23,147	$22,712	$21,382	$20,412	$71,167	$53,062
Provision (reversal of provision) for loan losses	—	—	(1,500)	—	(1,500)	(1,500)	900
Noninterest income	45,813	53,650	34,707	36,072	38,174	134,170	154,673
Noninterest expense	64,158	62,971	56,091	58,868	58,116	183,220	170,627
Acquisition-related expenses (included in noninterest expense)	722	606	838	4,080	463	2,166	469
Net income (loss) before taxes	6,963	13,826	2,828	(1,414)	1,970	23,617	36,208
Income tax expense (benefit)	1,988	4,464	527	(553)	308	6,979	11,538
Net income (loss)	$4,975	$9,362	$2,301	$(861)	$1,662	$16,638	$24,670
Basic earnings (loss) per common share	$0.34	$0.63	$0.16	$(0.06)	$0.12	$1.12	$1.72
Diluted earnings (loss) per common share	$0.33	$0.63	$0.15	$(0.06)	$0.11	$1.11	$1.67
Common shares outstanding	14,852,971	14,849,692	14,846,519	14,799,991	14,422,354	14,852,971	14,422,354
Weighted average common shares
Basic	14,805,780	14,800,853	14,784,424	14,523,405	14,388,559	14,797,019	14,374,943
Diluted	14,968,238	14,954,998	14,947,864	14,523,405	14,790,671	14,957,034	14,793,427
Dividends per share	$—	$—	$0.11	$0.11	$0.11	$0.11	$0.22
Book value per share	$19.83	$19.41	$18.42	$17.97	$18.60	$19.83	$18.60
Tangible book value per share (1)	$18.86	$18.42	$17.47	$17.00	$18.57	$18.86	$18.57

Financial position (at period end):
Cash and cash equivalents	$34,687	$74,991	$47,714	$33,908	$37,906	$34,687	$37,906
Investment securities	449,948	454,966	446,639	498,816	574,894	449,948	574,894
Loans held for sale	698,111	549,440	588,465	279,941	385,110	698,111	385,110
Loans held for investment, net	1,964,762	1,812,895	1,662,623	1,871,813	1,510,169	1,964,762	1,510,169
Mortgage servicing rights	124,593	117,991	158,741	162,463	146,300	124,593	146,300
Other real estate owned	10,478	11,083	12,089	12,911	12,266	10,478	12,266
Total assets	3,474,656	3,235,676	3,124,812	3,066,054	2,854,323	3,474,656	2,854,323
Deposits	2,425,458	2,417,712	2,371,358	2,210,821	2,098,076	2,425,458	2,098,076
FHLB advances	598,590	384,090	346,590	446,590	338,690	598,590	338,690
Repurchase agreements	14,225	14,681	—	—	—	14,225	—
Shareholders’ equity	294,568	288,249	273,510	265,926	268,208	294,568	268,208

Financial position (averages):
Investment securities	$457,545	$447,458	$477,384	$565,869	$556,862	$460,723	$497,857
Loans held for investment	1,917,503	1,766,788	1,830,330	1,732,955	1,475,011	1,838,526	1,406,582
Total interest-earning assets	2,952,916	2,723,687	2,654,078	2,624,287	2,474,397	2,777,988	2,347,560
Total interest-bearing deposits	1,861,164	1,900,681	1,880,358	1,662,180	1,488,076	1,880,664	1,519,615
FHLB advances	442,409	350,271	323,832	343,366	374,682	372,605	277,192
Repurchase agreements	11,149	1,129	—	—	—	4,134	3,638
Total interest-bearing liabilities	2,376,579	2,313,937	2,267,904	2,232,456	2,045,155	2,319,872	1,906,023
Shareholders’ equity	295,229	284,365	272,596	268,328	271,286	284,146	275,463

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended									Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2014		Jun. 30, 2014		Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013	Sept. 30, 2014		Sept. 30, 2013

Financial performance:
Return on average shareholders’ equity (2)	6.74%		13.17%		3.38%		(1.28)%		2.45%	7.81%		11.94%
Return on average tangible shareholders' equity(1)	7.09%		13.85%		3.56%		(1.33)%		2.45%	8.22%		11.96%
Return on average assets	0.61%		1.22%		0.30%		(0.12)%		0.24%	0.71%		1.25%
Net interest margin (3)	3.50%		3.48%		3.51%		3.34%		3.41%	3.50%		3.12%	(4)
Efficiency ratio (5)	90.21%		82.00%		97.69%		102.46%		99.20%	89.23%		82.14%
Asset quality:
Allowance for credit losses	$22,111		$22,168		$22,317		$24,089		$24,894	$22,111		$24,894
Allowance for loan losses/total loans	1.10%	(6)	1.19%	(6)	1.31%	(6)	1.26%	(6)	1.61%	1.10%	(6)	1.61%
Allowance for loan losses/nonaccrual loans	109.75%		103.44%		96.95%		93.00%		92.30%	109.75%		92.30%
Total classified assets	$38,014		$40,178		$46,937		$50,600		$54,355	$38,014		$54,355
Classified assets/total assets	1.09%		1.24%		1.50%		1.65%		1.90%	1.09%		1.90%
Total nonaccrual loans(7)	$19,906	(8)	$21,197	(8)	$22,823	(8)	$25,707	(8)	$26,753	$19,906	(8)	$26,753
Nonaccrual loans/total loans	1.00%		1.16%		1.35%		1.36%		1.74%	1.00%		1.74%
Other real estate owned	$10,478		$11,083		$12,089		$12,911		$12,266	$10,478		$12,266
Total nonperforming assets	$30,384	(8)	$32,280	(8)	$34,912	(8)	$38,618	(8)	$39,019	$30,384	(8)	$39,019
Nonperforming assets/total assets	0.87%		1.00%		1.12%		1.26%		1.37%	0.87%		1.37%
Net charge-offs	$57		$149		$272		$805		$1,464	$478		$3,757
Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.63%	(9)	10.17%		9.94%		9.96%		10.85%	9.63%	(9)	10.85%
Tier 1 risk-based capital (to risk-weighted assets)	13.03%	(9)	13.84%		13.99%		14.12%		17.19%	13.03%	(9)	17.19%
Total risk-based capital (to risk-weighted assets)	13.95%	(9)	14.84%		15.04%		15.28%		18.44%	13.95%	(9)	18.44%
Other data:
Full-time equivalent employees (ending)	1,598		1,546		1,491		1,502		1,426	1,598		1,426

(1)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. Tangible book value is calculated by dividing shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs) by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs). For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)
Net interest margin for the first quarter of 2013 included $1.4 million in interest expense related to the correction of the cumulative effect of an error in prior years, resulting from the under accrual of interest due on the TruPS for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.21% for the nine months ended September 30, 2013.

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.18%, 1.31%, 1.46% and 1.40% at September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due.

(8)
Includes $6.3 million, $6.5 million, $6.6 million and $6.5 million of nonperforming loans at September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

(9)	Regulatory capital ratios at September 30, 2014 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
(in thousands, except share data)	2014	2013	Change	2014	2013	Change
Interest income:
Loans	$25,763	$19,425	33%	$71,865	$54,920	31%
Investment securities	2,565	3,895	(34)	8,199	9,552	(14)
Other	150	28	436	449	82	448
	28,478	23,348	22	80,513	64,554	25
Interest expense:
Deposits	2,364	2,222	6	7,080	8,078	(12)
Federal Home Loan Bank advances	509	434	17	1,366	1,113	23
Securities sold under agreements to repurchase	6	—	NM	7	11	(36)
Long-term debt	271	274	(1)	851	2,274	(63)
Other	20	6	233	42	16	163
	3,170	2,936	8	9,346	11,492	(19)
Net interest income	25,308	20,412	24	71,167	53,062	34
Provision (reversal of provision) for credit losses	—	(1,500)	NM	(1,500)	900	NM
Net interest income after provision for credit losses	25,308	21,912	15	72,667	52,162	39
Noninterest income:
Net gain on mortgage loan origination and sale activities	37,642	33,491	12	104,946	139,870	(25)
Mortgage servicing income	6,155	4,011	53	24,284	9,265	162
(Loss) income from WMS Series LLC	(122)	(550)	(78)	(69)	1,063	NM
Gain (loss) on debt extinguishment	2	—	NM	(573)	—	NM
Depositor and other retail banking fees	944	791	19	2,676	2,273	18
Insurance agency commissions	256	242	6	892	612	46
Gain (loss) on sale of investment securities available for sale	480	(184)	NM	1,173	6	NM
Other	456	373	22	841	1,584	(47)
	45,813	38,174	20	134,170	154,673	(13)
Noninterest expense:
Salaries and related costs	42,604	39,689	7	118,681	113,330	5
General and administrative	10,326	9,234	12	31,593	30,434	4
Legal	630	844	(25)	1,571	2,054	(24)
Consulting	628	884	(29)	2,182	2,343	(7)
Federal Deposit Insurance Corporation assessments	682	227	200	1,874	937	100
Occupancy	4,935	3,484	42	14,042	9,667	45
Information services	4,220	3,552	19	13,597	10,122	34
Net cost of operation and sale of other real estate owned	133	202	(34)	(320)	1,740	NM
	64,158	58,116	10	183,220	170,627	7
Income before income taxes	6,963	1,970	253	23,617	36,208	(35)
Income tax expense	1,988	308	545	6,979	11,538	(40)
NET INCOME	$4,975	$1,662	199	$16,638	$24,670	(33)

Basic income per share	$0.34	$0.12	183	$1.12	$1.72	(35)
Diluted income per share	$0.33	$0.11	200	$1.11	$1.67	(34)
Basic weighted average number of shares outstanding	14,805,780	14,388,559	3	14,797,019	14,374,943	3
Diluted weighted average number of shares outstanding	14,968,238	14,790,671	1	14,957,034	14,793,427	1

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter ended
(in thousands, except share data)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Interest income:
Loans	$25,763	$23,419	$22,683	$21,522	$19,425
Investment securities	2,565	2,664	2,970	2,839	3,895
Other	150	142	157	61	28
	28,478	26,225	25,810	24,422	23,348
Interest expense:
Deposits	2,364	2,356	2,360	2,338	2,222
Federal Home Loan Bank advances	509	444	413	419	434
Securities sold under agreements to repurchase	6	1	—	—	—
Long-term debt	271	265	315	272	274
Other	20	12	10	11	6
	3,170	3,078	3,098	3,040	2,936
Net interest income	25,308	23,147	22,712	21,382	20,412
Provision (reversal of provision) for credit losses	—	—	(1,500)	—	(1,500)
Net interest income after provision for credit losses	25,308	23,147	24,212	21,382	21,912
Noninterest income:
Net gain on mortgage loan origination and sale activities	37,642	41,794	25,510	24,842	33,491
Mortgage servicing income	6,155	10,184	7,945	7,807	4,011
(Loss) income from WMS Series LLC	(122)	246	(193)	(359)	(550)
Gain (loss) on debt extinguishment	2	11	(586)	—	—
Depositor and other retail banking fees	944	917	815	899	791
Insurance agency commissions	256	232	404	252	242
Gain (loss) on sale of investment securities available for sale	480	(20)	713	1,766	(184)
Other	456	286	99	865	373
	45,813	53,650	34,707	36,072	38,174
Noninterest expense:
Salaries and related costs	42,604	40,606	35,471	36,110	39,689
General and administrative	10,326	11,145	10,122	9,932	9,234
Legal	630	542	399	498	844
Consulting	628	603	951	3,294	884
Federal Deposit Insurance Corporation assessments	682	572	620	496	227
Occupancy	4,935	4,675	4,432	4,098	3,484
Information services	4,220	4,862	4,515	4,369	3,552
Net cost of operation and sale of other real estate owned	133	(34)	(419)	71	202
	64,158	62,971	56,091	58,868	58,116
Income (loss) before income tax expense	6,963	13,826	2,828	(1,414)	1,970
Income tax expense (benefit)	1,988	4,464	527	(553)	308
NET INCOME (LOSS)	$4,975	$9,362	$2,301	$(861)	$1,662

Basic income (loss) per share	$0.34	$0.63	$0.16	$(0.06)	$0.12
Diluted income (loss) per share	$0.33	$0.63	$0.15	$(0.06)	$0.11
Basic weighted average number of shares outstanding	14,805,780	14,800,853	14,784,424	14,523,405	14,388,559
Diluted weighted average number of shares outstanding	14,968,238	14,954,998	14,947,864	14,523,405	14,790,671

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Sept. 30, 2014	Dec. 31, 2013	% Change

Assets:
Cash and cash equivalents (including interest-bearing instruments of $16,044 and $9,436)	$34,687	$33,908	2%
Investment securities (includes $432,096 and $481,683 carried at fair value)	449,948	498,816	(10)
Loans held for sale (includes $613,448 and $279,385 carried at fair value)	698,111	279,941	149
Loans held for investment (net of allowance for loan losses of $21,847 and $23,908)	1,964,762	1,871,813	5
Mortgage servicing rights (includes $115,477 and $153,128 carried at fair value)	124,593	162,463	(23)
Other real estate owned	10,478	12,911	(19)
Federal Home Loan Bank stock, at cost	34,271	35,288	(3)
Premises and equipment, net	44,476	36,612	21
Goodwill	11,945	12,063	(1)
Other assets	101,385	122,239	(17)
Total assets	$3,474,656	$3,066,054	13
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$2,425,458	$2,210,821	10
Federal Home Loan Bank advances	598,590	446,590	34
Securities sold under agreements to repurchase	14,225	—	NM
Accounts payable and other liabilities	79,958	77,906	3
Long-term debt	61,857	64,811	(5)
Total liabilities	3,180,088	2,800,128	14
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000
Issued and outstanding, 14,852,971 shares and 14,799,991 shares	511	511	—
Additional paid-in capital	96,650	94,474	2
Retained earnings	197,945	182,935	8
Accumulated other comprehensive loss	(538)	(11,994)	(96)
Total shareholders’ equity	294,568	265,926	11
Total liabilities and shareholders’ equity	$3,474,656	$3,066,054	13

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Assets:
Cash and cash equivalents	$34,687	$74,991	$47,714	$33,908	$37,906
Investment securities	449,948	454,966	446,639	498,816	574,894
Loans held for sale	698,111	549,440	588,465	279,941	385,110
Loans held for investment, net	1,964,762	1,812,895	1,662,623	1,871,813	1,510,169
Mortgage servicing rights	124,593	117,991	158,741	162,463	146,300
Other real estate owned	10,478	11,083	12,089	12,911	12,266
Federal Home Loan Bank stock, at cost	34,271	34,618	34,958	35,288	35,370
Premises and equipment, net	44,476	43,896	40,894	36,612	24,684
Goodwill	11,945	11,945	12,063	12,063	424
Other assets	101,385	123,851	120,626	122,239	127,200
Total assets	$3,474,656	$3,235,676	$3,124,812	$3,066,054	$2,854,323
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$2,425,458	$2,417,712	$2,371,358	$2,210,821	$2,098,076
Federal Home Loan Bank advances	598,590	384,090	346,590	446,590	338,690
Securities sold under agreements to repurchase	14,225	14,681	—	—	—
Accounts payable and other liabilities	79,958	69,087	71,498	77,906	87,492
Long-term debt	61,857	61,857	61,856	64,811	61,857
Total liabilities	3,180,088	2,947,427	2,851,302	2,800,128	2,586,115
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000	511	511	511	511	511
Additional paid-in capital	96,650	95,923	95,271	94,474	91,415
Retained earnings	197,945	192,972	183,610	182,935	185,379
Accumulated other comprehensive (loss) income	(538)	(1,157)	(5,882)	(11,994)	(9,097)
Total shareholders’ equity	294,568	288,249	273,510	265,926	268,208
Total liabilities and shareholders’ equity	$3,474,656	$3,235,676	$3,124,812	$3,066,054	$2,854,323

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended September 30,
	2014			2013
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$27,631	$13	0.19%	$37,671	$17	0.24%
Investment securities	457,545	3,141	2.72%	556,862	4,452	3.20%
Loans held for sale	550,237	5,393	3.89%	404,853	4,004	3.96%
Loans held for investment	1,917,503	20,402	4.22%	1,475,011	15,453	4.18%
Total interest-earning assets	2,952,916	28,949	3.89%	2,474,397	23,926	3.88%
Noninterest-earning assets (2)	329,089			311,897
Total assets	$3,282,005			$2,786,294
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$281,820	301	0.42%	$254,277	265	0.41%
Savings accounts	174,849	238	0.54%	123,444	140	0.45%
Money market accounts	1,001,709	1,125	0.45%	848,300	1,060	0.50%
Certificate accounts	402,786	700	0.69%	262,055	663	0.92%
Total interest-bearing deposits	1,861,164	2,364	0.50%	1,488,076	2,128	0.57%
FHLB advances	442,409	509	0.46%	374,682	434	0.46%
Securities sold under agreements to repurchase	11,149	6	0.21%	—	—	—%
Long-term debt	61,857	271	1.74%	61,231	274	1.75%
Other borrowings	—	20	—%	121,166	99	0.31%
Total interest-bearing liabilities	2,376,579	3,170	0.53%	2,045,155	2,935	0.57%
Noninterest-bearing liabilities	610,197			469,853
Total liabilities	2,986,776			2,515,008
Shareholders’ equity	295,229			271,286
Total liabilities and shareholders’ equity	$3,282,005			$2,786,294
Net interest income (3)		$25,779			$20,991
Net interest spread			3.36%			3.31%
Impact of noninterest-bearing sources			0.14%			0.10%
Net interest margin			3.50%			3.41%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $471 thousand and $579 thousand for the quarters ended September 30, 2014 and September 30, 2013, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Nine Months Ended September 30,
	2014			2013
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest		Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$30,793	$45	0.19%	$27,488	$46		0.26%
Investment securities	460,723	10,005	2.90%	497,857	11,175		2.99%
Loans held for sale	447,946	12,863	3.84%	415,633	11,218		3.60%
Loans held for investment	1,838,526	59,089	4.30%	1,406,582	43,795		4.13%
Total interest-earning assets	2,777,988	82,002	3.95%	2,347,560	66,234		3.75%
Noninterest-earning assets (2)	345,229			280,668
Total assets	$3,123,217			$2,628,228
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$268,282	657	0.33%	$224,942	656		0.39%
Savings accounts	166,896	657	0.53%	114,023	358		0.42%
Money market accounts	969,262	3,224	0.44%	776,267	2,890		0.50%
Certificate accounts	476,224	2,542	0.71%	404,383	4,080		1.24%
Total interest-bearing deposits	1,880,664	7,080	0.50%	1,519,615	7,984		0.69%
FHLB advances	372,605	1,366	0.49%	277,192	1,113		0.53%
Securities sold under agreements to repurchase	4,134	7	0.23%	3,638	11		0.40%
Long-term debt	62,469	851	1.82%	61,646	2,274	(3)	4.86%	(3)
Other borrowings	—	32	—%	43,932	109		0.31%
Total interest-bearing liabilities	2,319,872	9,336	0.54%	1,906,023	11,491		0.79%
Noninterest-bearing liabilities	519,199			446,742
Total liabilities	2,839,071			2,352,765
Shareholders’ equity	284,146			275,463
Total liabilities and shareholders’ equity	$3,123,217			$2,628,228
Net interest income (4)		$72,666			$54,743
Net interest spread			3.41%				2.96%
Impact of noninterest-bearing sources			0.09%				0.16%
Net interest margin			3.50%				3.12%	(3)

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Interest expense for the first quarter of 2013 includes $1.4 million related to the correction of the cumulative effect of an immaterial error in prior years, resulting from the under accrual of interest due on the TruPS for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.21% for the nine months ended September 30, 2013.

(4)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.5 million and $1.7 million for the nine months ended September 30, 2014 and September 30, 2013, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Net interest income	$20,163	$19,403	$20,233	$18,160	$16,095
Provision (reversal of provision) for loan losses	—	—	(1,500)	—	(1,500)
Noninterest income	3,660	6,614	2,958	5,501	3,478
Noninterest expense	18,930	20,434	19,293	21,729	14,648
Income before income taxes	4,893	5,583	5,398	1,932	6,425
Income tax expense	1,359	1,830	1,282	497	1,568
Net income	$3,534	$3,753	$4,116	$1,435	$4,857

Net income, excluding acquisition-related expenses (1)	$4,003	$4,147	$4,661	$4,087	$5,158
Efficiency ratio (2)	79.46%	78.54%	83.19%	91.83%	74.84%
Full-time equivalent employees (ending)	605	599	588	577	504

Net gain on mortgage loan origination and sale activities:
Multifamily	930	693	396	559	2,113
Other	(101)	4,087	794	964	—
	$829	$4,780	$1,190	$1,523	$2,113

Production volumes for sale to the secondary market:
Multifamily mortgage originations	$60,699	$23,105	$11,343	$16,325	$10,734
Multifamily mortgage loans sold	20,409	15,902	6,263	15,775	21,998

(1)
Commercial and Consumer Banking segment net income, excluding acquisition-related expenses, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 28 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

Commercial Mortgage Servicing Income

	Quarter ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Servicing income, net:
Servicing fees and other	$1,289	$1,017	$890	$834	$789
Amortization of multifamily MSRs	(425)	(434)	(424)	(457)	(433)
Commercial mortgage servicing income	$864	$583	$466	$377	$356

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Commercial
Multifamily	$703,197	$704,997	$721,464	$720,429	$722,767
Other	86,589	97,996	99,340	95,673	50,629
Total commercial loans serviced for others	$789,786	$802,993	$820,804	$816,102	$773,396

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Beginning balance	$9,122	$9,095	$9,335	$9,403	$9,239
Originations	418	461	183	375	597
Amortization	(424)	(434)	(423)	(443)	(433)
Ending balance	$9,116	$9,122	$9,095	$9,335	$9,403
Ratio of MSR carrying value to related loans serviced for others	1.23%	1.21%	1.18%	1.21%	1.22%
MSR servicing fee multiple (1)	2.87	2.83	2.81	2.91	2.94
Weighted-average note rate (loans serviced for others)	5.12%	5.15%	5.20%	5.12%	5.22%
Weighted-average servicing fee (loans serviced for others)	0.43%	0.43%	0.42%	0.42%	0.41%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Available for sale:
Mortgage-backed securities:
Residential	$110,837	$110,266	$120,103	$133,910	$144,263
Commercial	13,571	13,674	13,596	13,433	13,720
Municipal bonds	123,041	125,813	124,860	130,850	147,441
Collateralized mortgage obligations:
Residential	54,887	56,767	60,537	90,327	153,466
Commercial	15,633	16,021	11,639	16,845	16,991
Corporate debt securities	72,114	72,420	70,805	68,866	69,963
U.S. Treasury	42,013	42,010	26,996	27,452	27,747
Total available for sale	$432,096	$436,971	$428,536	$481,683	$573,591
Held to maturity	17,852	17,995	18,103	17,133	1,303
	$449,948	$454,966	$446,639	$498,816	$574,894
Weighted average duration in years
Available for sale	5.0	4.5	5.0	5.1	4.9

Five Quarter Loans Held for Investment

(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Consumer loans
Single family	$788,232	$749,204	$668,277	$904,913	$818,992
Home equity	138,276	136,181	134,882	135,650	129,785
	926,508	885,385	803,159	1,040,563	948,777
Commercial loans
Commercial real estate	530,335	476,411	480,200	477,642	400,150
Multifamily	62,498	72,327	71,278	79,216	42,187
Construction/land development	297,790	219,282	162,717	130,465	79,435
Commercial business	173,226	185,177	171,080	171,054	67,547
	1,063,849	953,197	885,275	858,377	589,319
	1,990,357	1,838,582	1,688,434	1,898,940	1,538,096
Net deferred loan fees and discounts	(3,748)	(3,761)	(3,684)	(3,219)	(3,233)
	1,986,609	1,834,821	1,684,750	1,895,721	1,534,863
Allowance for loan losses	(21,847)	(21,926)	(22,127)	(23,908)	(24,694)
	$1,964,762	$1,812,895	$1,662,623	$1,871,813	$1,510,169

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter ended
(in thousands)	Sept. 30, 2014		Jun. 30, 2014		Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013

Beginning balance	$22,168		$22,317		$24,089		$24,894		$27,858
Provision (reversal of provision) for credit losses	—		—		(1,500)		—		(1,500)
(Charge-offs), net of recoveries	(57)		(149)		(272)		(805)		(1,464)
Ending balance	$22,111		$22,168		$22,317		$24,089		$24,894
Components:
Allowance for loan losses	$21,847		$21,926		$22,127		$23,908		$24,694
Allowance for unfunded commitments	264		242		190		181		200
Allowance for credit losses	$22,111		$22,168		$22,317		$24,089		$24,894

Allowance as a % of loans held for investment	1.10%	(1)	1.19%	(1)	1.31%	(1)	1.26%	(1)	1.61%
Allowance as a % of nonaccrual loans	109.75%		103.44%		96.95%		93.00%		92.30%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 1.18%, 1.31%, 1.46% and 1.40% at September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter ended
(in thousands)	Sept. 30, 2014		Jun. 30, 2014		Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013

Beginning balance	$32,280		$34,912		$38,618		$39,019		$41,650
Additions	3,414		4,533		1,811		9,959	(1)	5,517
Reductions:
Charge-offs	(57)		(149)		(272)		(805)		(1,464)
OREO sales	(1,183)		(1,639)		(2,482)		(1,442)		(2,573)
OREO writedowns and other adjustments	(93)		—		(4)		(108)		(208)
Principal paydown, payoff advances and other adjustments	(948)		(2,753)		(1,520)		(4,131)		(3,079)
Transferred back to accrual status	(3,029)		(2,624)		(1,239)		(3,874)		(824)
Total reductions	(5,310)		(7,165)		(5,517)		(10,360)		(8,148)
Net reductions	(1,896)		(2,632)		(3,706)		(401)		(2,631)
Ending balance	$30,384	(2)	$32,280	(2)	$34,912	(2)	$38,618	(2)	$39,019

(1)	Additions to NPAs included $7.9 million of acquired nonperforming assets during the quarter ended December 31, 2013.

(2)
Includes $6.3 million, $6.5 million, $6.6 million and $6.5 million of nonperforming loans at September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets by Loan Class

(in thousands)	Sept. 30, 2014		Jun. 30, 2014		Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013

Loans accounted for on a nonaccrual basis:
Consumer
Single family	$8,350		$6,988		$6,942		$8,861		$12,648
Home equity	1,700		1,166		1,078		1,846		2,295
	10,050		8,154		8,020		10,707		14,943
Commercial
Commercial real estate	7,058		9,871		12,192		12,257		6,861
Multifamily	—		—		—		—		—
Construction/land development	—		—		—		—		3,544
Commercial business	2,798		3,172		2,611		2,743		1,405
	9,856		13,043		14,803		15,000		11,810
Total loans on nonaccrual	$19,906		$21,197		$22,823		$25,707		$26,753
Nonaccrual loans as a % of total loans	1.00%		1.16%		1.35%		1.36%		1.74%

Other real estate owned:
Consumer
Single family	$2,818		$3,205		$4,211		$5,246		$5,494
Home equity	—		—		—		—		—

Commercial
Commercial real estate	1,822		2,040		2,040		1,688		—
Multifamily	—		—		—		—		—
Construction/land development	5,838		5,838		5,838		5,977		5,815
Commercial business	—		—		—		—		957
	7,660		7,878		7,878		7,665		6,772
Total other real estate owned	$10,478		$11,083		$12,089		$12,911		$12,266

Nonperforming assets:
Consumer
Single family	$11,168		$10,193		$11,153		$14,107		$18,142
Home equity	1,700		1,166		1,078		1,846		2,295
	12,868		11,359		12,231		15,953		20,437
Commercial
Commercial real estate	8,880		11,911		14,232		13,945		6,861
Multifamily	—		—		—		—		—
Construction/land development	5,838		5,838		5,838		5,977		9,359
Commercial business	2,798		3,172		2,611		2,743		2,362
	17,516		20,921		22,681		22,665		18,582
Total nonperforming assets	$30,384	(1)	$32,280	(1)	$34,912	(1)	$38,618	(1)	$39,019
Nonperforming assets as a % of total assets	0.87%		1.00%		1.12%		1.26%		1.37%

(1)
Includes $6.3 million, $6.5 million, $6.6 million and $6.5 million of nonperforming loans at September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Delinquencies by Loan Class

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due		Total past due		Current	Total loans

September 30, 2014
Total loans held for investment	$9,713	$4,249	$51,386		$65,348		$1,925,009	$1,990,357
Less: FHA/VA loans(1)	6,802	2,605	31,480		40,887		$45,986	86,873
Total loans, excluding FHA/VA loans	$2,911	$1,644	$19,906		$24,461		$1,879,023	$1,903,484

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family residential	$2,406	$1,535	$8,350		$12,291		689,068	$701,359
Home equity	461	109	1,700		2,270		136,006	138,276
	2,867	1,644	10,050		14,561		825,074	839,635
Commercial loans
Commercial real estate	—	—	7,058		7,058		523,277	530,335
Multifamily residential	—	—	—		—		62,498	62,498
Construction/land development	—	—	—		—		297,790	297,790
Commercial business	44	—	2,798		2,842		170,384	173,226
	44	—	9,856		9,900		1,053,949	1,063,849
	$2,911	$1,644	$19,906	(2)	$24,461	(2)	$1,879,023	$1,903,484
As a % of total loans, excluding FHA/VA loans	0.15%	0.09%	1.05%		1.29%		98.71%	100.00%

December 31, 2013
Total loans held for investment	$6,841	$4,976	$72,518		$84,335		$1,814,605	$1,898,940
Less: FHA/VA loans(1)	4,286	3,730	46,811		54,827		37,177	92,004
Total loans, excluding FHA/VA loans	$2,555	$1,246	$25,707		$29,508		$1,777,428	$1,806,936

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family	$2,180	$1,171	$8,861		$12,212		$800,697	$812,909
Home equity	375	75	1,846		2,296		133,354	135,650
	2,555	1,246	10,707		14,508		934,051	948,559
Commercial loans
Commercial real estate	—	—	12,257		12,257		465,385	477,642
Multifamily	—	—	—		—		79,216	79,216
Construction/land development	—	—	—		—		130,465	130,465
Commercial business	—	—	2,743		2,743		168,311	171,054
	—	—	15,000		15,000		843,377	858,377
	$2,555	$1,246	$25,707	(2)	$29,508	(2)	$1,777,428	$1,806,936
As a % of total loans, excluding FHA/VA loans	0.14%	0.07%	1.42%		1.63%		98.37%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Includes $6.3 million and $6.5 million of nonperforming loans at September 30, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013
Accrual
Consumer loans
Single family(1)	$72,663	$69,779	$70,958	$70,304	$71,686
Home equity	2,501	2,394	2,538	2,558	2,426
	75,164	72,173	73,496	72,862	74,112
Commercial loans
Commercial real estate	23,964	21,401	19,451	19,620	20,385
Multifamily	3,101	3,125	3,145	3,163	3,190
Construction/land development	5,693	5,843	5,907	6,148	3,122
Commercial business	658	302	104	112	120
	33,416	30,671	28,607	29,043	26,817
	$108,580	$102,844	$102,103	$101,905	$100,929
Nonaccrual
Consumer loans
Single family	$1,379	$1,461	$2,569	$4,017	$4,819
Home equity	20	—	—	86	132
	1,399	1,461	2,569	4,103	4,951
Commercial loans
Commercial real estate	1,182	2,735	2,784	628	—
Multifamily	—	—	—	—	—
Construction/land development	—	—	—	—	3,544
Commercial business	9	9	117	—	—
	1,191	2,744	2,901	628	3,544
	$2,590	$4,205	$5,470	$4,731	$8,495
Total
Consumer loans
Single family(1)	$74,042	$71,240	$73,527	$74,321	$76,505
Home equity	2,521	2,394	2,538	2,644	2,558
	76,563	73,634	76,065	76,965	79,063
Commercial loans
Commercial real estate	25,146	24,136	22,235	20,248	20,385
Multifamily	3,101	3,125	3,145	3,163	3,190
Construction/land development	5,693	5,843	5,907	6,148	6,666
Commercial business	667	311	221	112	120
	34,607	33,415	31,508	29,671	30,361
	$111,170	$107,049	$107,573	$106,636	$109,424

(1)
Includes loan balances insured by the FHA or guaranteed by the VA of $24.6 million, $19.0 million, $19.1 million, $17.8 million and $17.6 million at September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013 and September 30, 2013, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Recorded investment of re-defaults(1)
Consumer loans
Single family	$282	$425	$303	$267	$1,017
Home equity	—	—	190	—	—
	282	425	493	267	1,017
Commercial loans
Commercial real estate	—	—	—	—	—
Multifamily	—	—	—	—	—
Construction/land development	—	—	—	—	—
Commercial business	—	—	—	—	—
	—	—	—	—	—
	$282	$425	$493	$267	$1,017

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$271,669	$235,844	$219,677	$199,943	$134,725
Interest-bearing transaction and savings deposits:
NOW accounts	300,832	324,604	285,104	262,138	272,029
Statement savings accounts due on demand	184,656	166,851	163,819	156,181	135,428
Money market accounts due on demand	1,015,266	996,473	956,189	919,322	879,122
Total interest-bearing transaction and savings deposits	1,500,754	1,487,928	1,405,112	1,337,641	1,286,579
Total transaction and savings deposits	1,772,423	1,723,772	1,624,789	1,537,584	1,421,304
Certificates of deposit	367,124	457,529	534,708	514,400	460,223
Noninterest-bearing accounts - other	285,911	236,411	211,861	158,837	216,549
Total deposits	$2,425,458	$2,417,712	$2,371,358	$2,210,821	$2,098,076

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	11.2%	9.8%	9.3%	9.0%	6.4%
Interest-bearing transaction and savings deposits:
NOW accounts	12.4	13.4	12.0	11.9	13.0
Statement savings accounts due on demand	7.6	6.9	6.9	7.1	6.5
Money market accounts due on demand	41.9	41.2	40.3	41.6	41.9
Total interest-bearing transaction and savings deposits	61.9	61.5	59.2	60.6	61.4
Total transaction and savings deposits	73.1	71.3	68.5	69.6	67.8
Certificates of deposit	15.1	18.9	22.5	23.3	21.9
Noninterest-bearing accounts - other	11.8	9.8	9.0	7.1	10.3
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Net interest income	$5,145	$3,744	$2,479	$3,222	$4,317
Noninterest income	42,153	47,036	31,749	30,571	34,696
Noninterest expense	45,228	42,537	36,798	37,139	43,468
Income (loss) before income taxes	2,070	8,243	(2,570)	(3,346)	(4,455)
Income tax expense (benefit)	629	2,634	(755)	(1,050)	(1,260)
Net income (loss)	$1,441	$5,609	$(1,815)	$(2,296)	$(3,195)

Efficiency ratio (1)	95.62%	83.77%	107.51%	109.90%	111.42%
Full-time equivalent employees (ending)	993	947	903	925	922

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$1,294,895	$1,100,704	$674,283	$773,146	$1,187,061
Single family mortgage interest rate lock commitments(2)	1,167,677	1,201,665	803,308	662,015	786,147
Single family mortgage loans sold(2)	1,179,464	906,342	619,913	816,555	1,326,888

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet, Inc.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

Mortgage Banking Net Gain on Sale to the Secondary Market

	Quarter ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Net gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$29,866	$30,233	$19,559	$17,632	$23,076
Loan origination and funding fees	6,947	6,781	4,761	5,687	8,302
Total mortgage banking net gain on mortgage loan origination and sale activities(1)	$36,813	$37,014	$24,320	$23,319	$31,378

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	256	252	243	266	294
Loan origination and funding fees / retail mortgage originations(4)	60	69	80	84	81
Composite Margin	316	321	323	350	375

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination and funding fees is stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014		Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Servicing income, net:
Servicing fees and other	$8,061	$9,095		$8,959	$8,843	$8,145
Changes in fair value of single family MSRs due to modeled amortization (1)	(6,212)	(7,109)		(5,968)	(6,016)	(5,665)
	1,849	1,986		2,991	2,827	2,480
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	899	(3,326)	(3)	(5,409)	12,643	(2,456)
Net gain (loss) from derivatives economically hedging MSR	2,543	10,941		9,897	(8,040)	3,631
	3,442	7,615		4,488	4,603	1,175
Mortgage Banking servicing income	$5,291	$9,601		$7,479	$7,430	$3,655

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $4.7 million, net of transaction costs, resulting from the sale of single family MSRs during the quarter ended June 30, 2014.

Single Family Loans Serviced for Others

(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Single family
U.S. government and agency	$10,007,872	$9,308,096	$11,817,857	$11,467,853	$10,950,086
Other	585,393	586,978	380,622	327,768	336,158
Total single family loans serviced for others	$10,593,265	$9,895,074	$12,198,479	$11,795,621	$11,286,244

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013

Beginning balance	$108,869	$149,646	$153,128	$136,897	$128,146
Additions and amortization:
Originations	11,944	11,827	7,893	9,602	16,862
Purchases	3	3	2	2	10
Sale of servicing rights	—	(43,248)	—	—	—
Changes due to modeled amortization (1)	(6,212)	(7,109)	(5,968)	(6,016)	(5,665)
Net additions and amortization	5,735	(38,527)	1,927	3,588	11,207
Changes in fair value due to changes in model inputs and/or assumptions (2)	873	(2,250)	(5,409)	12,643	(2,456)
Ending balance	$115,477	$108,869	$149,646	$153,128	$136,897
Ratio of MSR carrying value to related loans serviced for others	1.09%	1.10%	1.23%	1.30%	1.21%
MSR servicing fee multiple (3)	3.68	3.67	4.17	4.39	4.08
Weighted-average note rate (loans serviced for others)	4.19%	4.19%	4.09%	4.08%	4.13%
Weighted-average servicing fee (loans serviced for others)	0.30%	0.30%	0.29%	0.30%	0.30%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)
Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates. Includes fair value adjustment of $5.7 million related to the sale of single family MSRs during the quarter ended June 30, 2014.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible common shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity.  Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013

Shareholders' equity	$294,568	$288,249	$273,510	$265,926	$268,208	$294,568	$268,208
Less: Goodwill and other intangibles	(14,444)	(14,690)	(14,098)	(14,287)	(424)	(14,444)	(424)
Tangible shareholders' equity	$280,124	$273,559	$259,412	$251,639	$267,784	$280,124	$267,784

Book value per share	$19.83	$19.41	$18.42	$17.97	$18.60	$19.83	$18.60
Impact of goodwill and other intangibles	(0.97)	(0.99)	(0.95)	(0.97)	(0.03)	(0.97)	(0.03)
Tangible book value per share	$18.86	$18.42	$17.47	$17.00	$18.57	$18.86	$18.57

Average shareholders' equity	$295,229	$284,365	$272,596	$268,328	$271,286	$284,146	$275,463
Less: Average goodwill and other intangibles	(14,604)	(14,049)	(14,215)	(9,927)	(424)	(14,291)	(424)
Average tangible shareholders' equity	$280,625	$270,316	$258,381	$258,401	$270,862	$269,855	$275,039

Return on average shareholders’ equity	6.74%	13.17%	3.38%	(1.28)%	2.45%	7.81%	11.94%
Impact of goodwill and other intangibles	0.35%	0.68%	0.18%	(0.05)%	—%	0.41%	0.02%
Return on average tangible shareholders' equity	7.09%	13.85%	3.56%	(1.33)%	2.45%	8.22%	11.96%

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding acquisition-related expenses, diluted earnings per share, excluding acquisition-related expenses, and Commercial and Consumer Banking segment net income, excluding acquisition-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013

Net income (loss)	$4,975	$9,362	$2,301	$(861)	$1,662	$16,638	$24,670
Add back: Acquisition-related expenses, net of tax	469	394	545	2,652	301	1,408	305
Net income, excluding acquisition-related expenses	$5,444	$9,756	$2,846	$1,791	$1,963	$18,046	$24,975

Noninterest expense	$64,158	$62,971	$56,091	$58,868	$58,116	$183,220	$170,627
Deduct: acquisition-related expenses	(722)	(606)	(838)	(4,080)	(463)	(2,166)	(469)
Noninterest expense, excluding acquisition-related expenses	$63,436	$62,365	$55,253	$54,788	$57,653	$181,054	$170,158

Diluted earnings (loss) per common share	$0.33	$0.63	$0.15	$(0.06)	$0.11	$1.11	$1.67
Impact of acquisition-related expenses	0.03	0.02	0.04	0.18	0.02	0.10	0.02
Diluted earnings per common share, excluding acquisition-related expenses	$0.36	$0.65	$0.19	$0.12	$0.13	$1.21	$1.69

Commercial and Consumer Banking Segment:
Net income (loss)	$3,534	$3,753	$4,116	$1,435	$4,857	$11,403	$4,538
Impact of acquisition-related expenses, net of tax	469	394	545	2,652	301	1,408	305
Net income (loss), excluding acquisition-related expenses	$4,003	$4,147	$4,661	$4,087	$5,158	$12,811	$4,843